Exhibit 4.9

Ford Motor Company 2023 Long-Term Incentive Plan

(Effective as of May 1, 2023)

Article 1. Purpose

1.(a) Purpose. This Plan, known as the “2023 Long-Term Incentive Plan” (the “Plan”), is intended to provide an incentive to certain key employees, consultants, and advisors of Ford Motor Company (the “Company”) and its subsidiaries, in order to encourage them to remain in the employ of the Company and align their interest in the Company’s success. It is intended that this purpose be effected through stock awards and/or various stock-based rights with respect to shares of the Company’s Common Stock (collectively, the “Plan Awards”), as provided herein, to eligible employees, consultants, and advisors (“Participants”).

(b) Company; Subsidiary; Employee. The term “Company” when used with reference to employment shall include subsidiaries of the Company. The term “subsidiary” shall mean (i) any corporation a majority of the voting stock of which is owned directly or indirectly by the Company or (ii) any limited liability company a majority of the membership interest of which is owned, directly or indirectly, by the Company. The term “employee” shall be deemed to include any person who is an employee of any joint venture corporation or partnership, or comparable entity, in which the Company has a substantial equity interest (a “Joint Venture”), provided such person was an employee of the Company immediately prior to becoming employed by such Joint Venture. “Consultants” and “advisors” to the Company shall include consultants and advisors to subsidiaries of the Company and consultants and advisors to a Joint Venture, provided such person served as a consultant or advisor of the Company or a subsidiary immediately prior to becoming engaged by such Joint Venture.

Article 2. Administration

2.(a) Compensation, Talent and Culture Committee. The Compensation, Talent and Culture Committee of the Company’s Board of Directors (the “Committee”) shall administer the Plan and perform such other functions as are assigned to it under the Plan. The Committee is authorized, subject to the provisions of the Plan, from time to time to establish such rules and regulations as it may deem appropriate for the proper administration of the Plan, and to make such determinations under, and such interpretations of, and to take such steps in connection with, the Plan and the Plan Awards as it may deem necessary or advisable, in each case in its sole discretion.

(b) Delegation of Authority. To the extent permitted by applicable law, the Committee may delegate any or all of its powers and duties under the Plan, including, but not limited to, its authority to grant waivers pursuant to Articles 8 and 9, to one or more other committees, sub-committees or officers of the Company, pursuant to such conditions or limitations as the Committee may establish; provided, however, that the Committee shall not delegate its authority to (1) act on matters affecting any Participant who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the liability provisions of Section 16(b) of the Exchange Act (any such Participant being called a “Section 16 Person”) or (2) amend or modify the Plan pursuant to the provisions of paragraph

(b) of Article 15. No member of the Committee or any committee or other person operating pursuant to authority delegated by the Committee may approve the issuance of any Plan Awards to themselves.

(c) Eligibility. The following individuals may be designated by the Committee as a Participant from time to time: (i) a person who serves or is employed as an officer or other employee of the Company or its subsidiaries, (ii) a consultant or advisor who provides bona fide services to the Company or its subsidiaries and meets the definition of “employee” under Form S-8 and (iii) any other person designated by the Committee for a Plan Award.

Article 3. Stock Available for Plan Awards

3.(a) Stock Subject to Plan. The stock to be subject to or related to Plan Awards shall be shares of the Company’s Common Stock of the par value of $.01 per share (“Stock”) and may be either authorized and unissued or held in the treasury of the Company. The maximum number of shares of Stock with respect to which Plan Awards may be granted under the Plan, subject to adjustment in accordance with the provisions of Article 12, in each calendar year during any part of which the Plan is in effect shall be 2% of the total number of issued shares of Stock as of December 31 of the calendar year immediately preceding such year (the number of shares determined by application of such percentage in any calendar year being called the “2% Limit” for such year); provided, however, that such percentage may be increased to up to 3% in any one or more calendar years, in which event the excess over 2% in any such calendar year shall reduce by a like number the aggregate number of shares that otherwise would have been available for Plan Awards pursuant to this paragraph (a) and paragraph (c) of this Article 3 in subsequent calendar years during the term of the Plan, in inverse order commencing with the year 2028.

(b) Computation of Stock Available for Plan Awards. For the purpose of computing the total number of shares of Stock remaining available for Plan Awards at any time in each calendar year during which the Plan is in effect, there shall be debited against the total number of shares determined to be available pursuant to paragraphs (a) and (c) of this Article 3 (i) the maximum number of shares of Stock subject to issuance upon exercise of Options (as defined below) granted in such year, (ii) the maximum number of shares of Stock or Restricted Stock Units (as defined below) that may be granted as Final Awards (as defined below) for PSUs (as defined below) granted in such calendar year, and (iii) the number of shares of Stock related to Other Stock-Based Awards (as defined below) granted in such year, as determined by the Committee in each case as at the dates on which such Plan Awards were granted.

(c) Unused, Forfeited and Reacquired Shares. Any unused portion of the 2% Limit for any calendar year shall be carried forward and shall be made available for Plan Awards in succeeding calendar years; provided, however that for any given calendar year only that portion of the unused 2% Limit from the previous year shall carryover so that the total number of shares available from the carryover of the unused 2% Limit from all previous years pursuant to this paragraph (c) shall not exceed 100 million shares of Stock for any given year. In addition, the shares involved in the unexercised or undistributed portion of any terminated, expired or forfeited Plan Award (including, without limitation, the shares debited under paragraph (b) of this Article 3 that are not included in the related Final Award) also shall be made available for further Plan Awards. Any shares of Stock made available for Plan Awards pursuant to this paragraph (c) shall be in addition to the shares available pursuant to paragraph (a) of this Article 3.

Article 4. Performance Stock Units and Final Awards

4.(a) Grant of Performance Stock Units. The term “Performance Stock Unit” or “PSU” shall mean the right to receive, without payment to the Company, up to the number of Restricted Stock Units or shares of Stock described therein, subject to the terms and provisions of the PSU and the Plan. The term “Restricted Stock Unit” shall mean the right to receive, without payment to the Company, one share of Stock upon expiration of the applicable restriction period, subject to the terms and conditions of the award and the Plan. The Committee, at any time and from time to time while the Plan is in effect, may grant, or authorize the granting of, PSUs to such officers and other Participants, whether or not members of the Board of Directors, as it may select and for such numbers of shares based on such dollar amounts as it shall designate, subject to the provisions of this Article 4 and Article 3.

(b) Terms and Provisions of PSUs. Prior to the grant of any PSU, the Committee shall determine the terms and provisions of each PSU, including, without limitation, (i) the number of Restricted Stock Units or shares of Stock to be earned under such PSU if 100% of each of the Performance Goals is achieved (the “Target Award”), as adjusted pursuant to Article 12, (ii) one or more performance goals (“Performance Goals”) based on one or more Performance Criteria (as defined below) to be used to measure performance under such PSU, (iii) the formula (the “Performance Formula”) to be applied against the Performance Goals in determining the percentage (which shall not exceed 200%) of the Target Award (as adjusted pursuant to Article 12) used to determine the number of Restricted Stock Units or shares of Stock earned under such PSU, (iv) the period of time for which such performance is to be measured (the “Performance Period”) and (v) the period of time, if any, during which the disposition of Restricted Stock Units or shares of Stock covered by any Final Award relating to such PSU shall be restricted as provided in paragraph (a) of Article 10 (the “Restriction Period”).

The Committee may establish a minimum threshold objective for any Performance Goal for such Performance Period, which if not met, would result in no Final Award being made to any Participant with such Goal for such Period. During and after the Performance Period, but prior to the grant of a Final Award relating to any PSU granted to a Participant, the Committee may adjust the Performance Goals, Performance Formula and Target Award and otherwise modify the terms and provisions of such PSU, subject to the terms and conditions of the Plan. Each PSU shall be evidenced by a letter, an agreement or such other document as the Committee may determine. The term “Performance Criteria” shall mean one or more of the following objective business criteria established by the Committee with respect to the Company and/or any subsidiary, division, business unit or component thereof upon which the Performance Goals for a Performance Period are based: asset charge, asset turnover, automotive return on sales, capacity utilization, capital employed in the business, capital spending, cash flow, cost structure improvements, complexity reductions, customer loyalty, diversity, earnings growth, earnings per share, economic value added, environmental health and safety, facilities and tooling spending, hours per vehicle, increase in customer base, inventory turnover, market price appreciation, market share, net cash balance, net income, net income margin, net operating cash flow, operating profit margin, order to delivery time, plant capacity, process time, profits before tax, quality/customer satisfaction, return on assets, return on capital, return on equity, return on net operating assets, return on sales, revenue growth, sales margin, sales volume, total shareholder return, vehicles per employee, warranty performance to budget, variable margin, working capital, and/or any other criteria based on individual, business unit, group or Company performance selected by the Committee for the Performance Period. The Performance Criteria may be expressed in absolute terms or relate to the performance of other companies or to an index.

(c) Final Awards. (1) As soon as practicable following the completion of the Performance Period relating to any PSU, but not later than December 31st immediately following such completion, the Committee shall determine the percentage (which shall not exceed 200%) of the Target Award (as adjusted pursuant to Article 12) which shall be used to determine the number of Restricted Stock Units or shares of Stock to be awarded finally to the Participant who holds such PSU (the “Performance Factor”). Such number of Restricted Stock Units or shares of Stock is called the “Final Award”. Each Final Award shall represent only full Restricted Stock Units or shares of Stock, and any fractional unit or share that would otherwise result from such Final Award calculation shall be disregarded. In making such determination, the Committee shall apply the applicable Performance Formula for the Participant for the Performance Period against the accomplishment of the related Performance Goals to determine the Performance Factor. The Committee may, in its sole discretion, reduce the amount of any Final Award that otherwise would be awarded to any Participant for any Performance Period. In addition, the Committee may, in its sole discretion, increase the amount of any Final Award that otherwise would be awarded to any Participant, subject to the maximum Final Award amount of 200% of the related Target Award (as adjusted pursuant to Article 12), taking into account (i) the extent to which the Performance Goals provided in such PSU was, in the Committee’s sole opinion, achieved, (ii) the individual performance of such Participant during the related Performance Period and (iii) such other factors as the Committee may deem relevant, including, without limitation, any change in circumstances or unforeseen events, relating to the Company, the economy or otherwise, since the date of grant of such PSU. The Committee shall notify such Participant of such Participant’s Final Award as soon as practicable following such determination.

(2) As soon as practicable following the determination of each Final Award, the Company shall credit the Restricted Stock Units or, in the case of a Final Award of shares of Stock, issue or cause to be issued shares of Stock, representing such Final Award in the name of the Participant who received such Final Award. Such Participant shall, upon the lapse of restrictions on Restricted Stock Units or upon the issuance of shares of Stock, become the holder of record of the number of shares of Stock, entitled to dividends, voting rights and other rights of a holder thereof, subject to the terms and provisions of the Plan, including, without limitation, the provisions of Articles 8, 9, 10 and 12. If the Final Award is in restricted shares of Stock, the Company may direct the transfer agent or program administrator, as the case may be, to restrict the Restricted Stock Units or shares of Stock in accordance with the terms of the Final Award.

(3) Notwithstanding the provisions of paragraphs (c)(l) and (2) of this Article 4 or any other provision of the Plan, in the case of any PSU held by a Participant who is an employee of a foreign subsidiary or foreign branch of the Company or of a foreign Joint Venture, or held by a Participant who is in any other category specified by the Committee, the Committee may specify that such Participant’s Final Award shall not be represented by certificates for shares of Stock but shall be represented by rights approximately equivalent (as determined by the Committee) to the rights that such Participant would have received if certificates for shares of Stock had been issued in the name of such Participant in accordance with paragraphs (c)(l) and (2) of this Article 4 (such rights being called “Stock Equivalents”). Subject to the provisions of Article 12 and the other terms and provisions of the Plan, if the Committee shall so determine, each Participant who holds Stock Equivalents shall be entitled to receive the same amount of cash that such Participant would have received as dividends if certificates for shares of Stock had been issued in the name of such Participant pursuant to paragraphs (c)(l) and (2) of this Article 4 covering the number of shares equal to the number of shares to which such Stock Equivalents relate. Notwithstanding any other provision of the Plan to the contrary, the Stock Equivalents representing any Final Award may, at the option of the Committee, be converted into an equivalent number of shares of Stock or, upon the expiration of the applicable Restriction Period, into cash, under such circumstances and in such manner as the Committee may determine.

(4) If the Restriction Period relating to any Final Award or part thereof shall expire while the Participant who was granted such Award is employed by the Company, the shares of Stock issued in such Participant’s name with respect to such Final Award or part thereof, shall be delivered to or credited to an account for such Participant as soon as practicable following the end of the Restriction Period, free of all restrictions.

(d) Dividend Equivalents. Unless the Committee determines otherwise at the time of grant of an award of PSUs, if dividends are paid on the Company’s Common Stock, dividend equivalents shall accrue on the Target Award, denominated in additional PSUs. Notwithstanding the foregoing, the Committee may, at the time of grant of an award of PSUs, provide that dividend equivalents shall be denominated in cash or that no dividend equivalents shall accrue on the Target Award. Payment of dividend equivalents will be made on, or as soon as practical after, the date that the Final Award of the underlying PSU to which the dividend equivalents relate has been paid, and the amount of the payout shall be adjusted to equal the amount of the dividend equivalents so accrued multiplied by the Performance Factor of the underlying PSU to which the dividend equivalents relate. Any dividend equivalents to be accrued hereunder shall accrue at least annually. For purposes of designating the time and form of payments under the Plan in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, the accrual and payment of any dividend equivalents hereunder shall be treated separately from the right to receive any amount of Restricted Stock Units, shares of Stock or cash under any PSUs to which the dividend equivalents relate.

Article 5. Restricted Stock Units, Stock and Other Stock-Based and Combination Awards

5.(a) Grants of Restricted Stock Units, Stock and Other Stock-Based Awards and Combination Awards. The Committee, at any time and from time to time while the Plan is in effect, may grant to such officers and other Participants, whether or not members of the Board of Directors, as it may select, Plan Awards pursuant to which Stock is or may in the future be acquired, or Plan Awards valued or determined in whole or part by reference to, or otherwise based on, Stock (including but not limited to Plan Awards denominated in the form of Restricted Stock Units, “stock units” and “time-based restricted stock units”, grants of so-called “phantom stock” and options containing terms or provisions differing in whole or in part from Options granted pursuant to Article 6) (such Plan Awards being hereinafter called “Other Stock-Based Awards”). Other Stock-Based Awards may be granted either alone, in addition to, in tandem with or as an alternative to any other kind of Plan Award, grant or benefit granted under the Plan or under any other employee plan of the Company, including a plan of any acquired entity.

(b) Terms and Conditions. Subject to the provisions of the Plan, the Committee shall have authority to determine the time or times at which Other Stock-Based Awards shall be made, the number of shares of Stock or stock units and the like to be granted or covered pursuant to such Plan Awards (subject to the provisions of Article 3) and all other terms and conditions of such Plan Awards, including, but not limited to, whether such Plan Awards shall be payable or paid in cash, Stock or otherwise.

(c) Consideration for Other Stock-Based Awards. In the discretion of the Committee, any Other- Stock Based Award may be granted as a Stock bonus for no consideration other than services rendered; provided, however, that in the event an Other Stock-Based Award shall be granted to a Participant who is a Section 16 Person under which shares of Stock are or may in the future be issued for any other type of consideration, the amount of such consideration shall either be (i) equal to the amount (such as the par value of such shares) required to be received by the Company in order to assure compliance with applicable state law or (ii) equal to or greater than 50% of the fair market value of such shares on the date of grant of such Other Stock-Based Award.

(d) Dividend Equivalents. Unless the Committee determines otherwise at the time of grant of an award of time-based restricted stock units, if dividends are paid on the Company’s Common Stock, dividend equivalents shall accrue on the time-based restricted stock units, denominated in additional time-based restricted stock units. Notwithstanding the foregoing, the Committee may, at the time of grant of an award of time-based restricted stock units, provide that dividend equivalents shall be denominated in cash or that no dividend equivalents shall accrue on the time-based restricted stock units. Additionally, the Committee may, at the time of grant of an award of any other Other Stock-Based Awards, provide that, if dividends are paid on the Company’s Common Stock, dividend equivalents shall accrue on the Other Stock-Based Awards, denominated in cash or additional Other Stock-Based Awards as determined by the Committee. Payment of dividend equivalents will be made on, or as soon as practical after, the date that the underlying time-based restricted stock unit or other Other-Stock Based Award to which the dividend equivalents relate vest or are otherwise paid pursuant to their terms. Any dividend equivalents to be accrued hereunder shall accrue at least annually. For purposes of designating the time and form of payments under the Plan in accordance with Code Section 409A, and the regulations thereunder, the accrual and payment of any dividend equivalents hereunder shall be treated separately from the right to receive any amount of Restricted Stock Units, shares of Stock or cash under any Other Stock-Based Awards to which the dividend equivalents relate.

Article 6. Options and Stock Appreciation Rights

 6.(a) Grant of Options. (1) The Committee, at any time and from time to time while the Plan is in effect, may authorize the granting of Options to such officers and other Participants, whether or not members of the Board of Directors, as it may select from among those nominated by the Committee, and for such numbers of shares as it shall designate, subject to the provisions of this Article 6 and Article 3; provided, however, that no Option shall be granted to a Participant for a larger number of shares than the Committee shall recommend for such Participant, no ISO (as defined below) shall be granted to any Participant who is not an employee of the Company, and the aggregate number of shares that may be issued upon exercise of ISOs shall not exceed 2% of the number of shares authorized under the Company’s Certificate of Incorporation at the date of adoption of the Plan (subject to adjustment in accordance with the provisions of Article 12). Each Option granted pursuant to the Plan shall be designated at the time of grant as either an “incentive stock option” (“ISO”), as such term is defined in the Code, or its successors (or shall otherwise be designated as an option entitled to favorable treatment under the Code) or as a “nonqualified stock option” (“NQO”) (ISOs and NQOs being individually called an “Option” and collectively called “Options”).

(2) The date on which an Option shall be granted shall be the date of authorization of such grant or such later date as may be determined at the time such grant is authorized. Any individual may hold more than one Option.

(b) Price. In the case of each Option granted under the Plan the option price shall be the fair market value of Stock on the date of grant of such Option; provided, however, that in the case of any Option granted to an employee of a foreign subsidiary or a foreign branch of the Company or of a foreign Joint Venture the Board of Directors may in its discretion fix an option price in excess of the fair market value of Stock on such date.

(c) Grant of Stock Appreciation Rights. (1) The Committee may authorize the granting of Stock Appreciation Rights (as defined below) to such Participants as are granted Options under the Plan pursuant to paragraph (a) of this Article 6. Each Stock Appreciation Right shall relate to a specific Option granted under the Plan and may be granted concurrently with the Option to which it relates or at any time prior to the exercise, termination, or expiration of such Option.

(2) The term “Stock Appreciation Right” shall mean the right to receive, without payment to the Company and as the Participant may elect, either (a) that number of shares of Stock determined by dividing (i) the total number of shares of Stock subject to the related Option (or the portion or portions thereof which the Participant from time to time elects to use for purposes of this clause (a)), multiplied by the amount by which the fair market value of a share of Stock on the day the right is exercised exceeds the option price (such amount being hereinafter referred to as the “Spread”), by (ii) the fair market value of a share of Stock on the exercise date; or (b) cash in an amount determined by multiplying (i) the total number of shares of Stock subject to the related Option (or the portion or portions thereof which the Participant from time to time elects to use for purposes of this clause (b)), by (ii) the amount of the Spread; or (c) a combination of shares of Stock and cash, in amounts determined as set forth in clauses (a) and (b) above; provided, however, that the total number of shares which may be received upon exercise of a Stock

Appreciation Right for Stock shall not exceed the total number of shares subject to the related Option or portion thereof, and the total amount of cash which may be received upon exercise of a Stock Appreciation Right for cash shall not exceed the fair market value on the date of exercise of the total number of shares subject to the related Option or portion thereof.

(3) The Committee may impose such conditions as it may deem appropriate upon the exercise of an Option or a Stock Appreciation Right, including, without limitation, a condition that the Stock Appreciation Right may be exercised only in accordance with rules and regulations adopted by the Committee from time to time.

(4) The right of a Participant to exercise a Stock Appreciation Right shall be cancelled if and to the extent the related Option is exercised. The right of a Participant to exercise an Option shall be cancelled if and to the extent that shares covered by such Option are used to calculate shares or cash received upon exercise of a related Stock Appreciation Right.

(5) The fair market value of Stock on the date of exercise of a Stock Appreciation Right shall be determined as of such exercise date.

(6) If any fractional share of Stock would otherwise be payable to a Participant upon the exercise of a Stock Appreciation Right, the Participant shall be paid a cash amount equal to the same fraction of the fair market value of the Stock on the date of exercise.

(d) Stock Option Agreement. Each Option and related Stock Appreciation Right shall be evidenced by a Stock Option Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve. Each Stock Option Agreement shall provide that the Participant shall agree to remain in the employ of the Company for such period from the date of grant of such Option or combination of Options or related Stock Appreciation Rights as shall be provided in the Stock Option Agreement; provided, however, that the Company’s right to terminate the employment of the Participant at any time, with or without cause, shall not be restricted by such agreement.

(e) Terms of Options and Stock Appreciation Rights. Each Option and related Stock Appreciation Right granted under the Plan shall be exercisable on such date or dates, during such period, for such number of shares and subject to such further conditions as shall be determined pursuant to the provisions of the Stock Option Agreement with respect to such Option and related Stock Appreciation Right; provided, however, that a Stock Appreciation Right shall not be exercisable prior to or later than the time the related Option could be exercised; and provided, further, that in any event no Option or related Stock Appreciation Right shall be exercised beyond ten years from the date of grant of the Option.

(f) Payment for Option Shares. (1) Payment for shares of Stock purchased upon exercise of an Option granted hereunder shall be made in full.

(2) Unless the Committee shall provide otherwise in any form of Stock Option Agreement, any payment for shares of Stock purchased upon exercise of an Option granted hereunder may be made in cash, by delivery of shares of Stock beneficially owned by the Participant or by a combination of cash and Stock, at the election of the Participant. Any such shares of Stock so delivered shall be valued at their fair market value on the date of such exercise. The Committee shall determine whether and if so the extent to which actual delivery of share certificates to the Company shall be required.

(g) Prohibition on Cash Buyouts for and Repricing of Options and Stock Appreciation Rights. Subject to the provisions of Article 12 and the other terms and provisions of the Plan, no Option or Stock Appreciation Right shall be amended to reduce the option price or cancelled in exchange for cash, other awards, or Options or Stock Appreciation Rights having a lower option price without the prior approval of the shareholders of the Company. This paragraph (g) of Article 6 is intended to prohibit the re-pricing of “underwater” Options and Stock Appreciation Rights and shall not be construed to prohibit the adjustments permitted under Article 12.

Article 7. Cash Awards

7. Notwithstanding any other provision of the Plan to the contrary, the Committee may determine to permit a Participant, other than a Section 16 Person, who is an employee of a foreign subsidiary or a foreign branch of the Company or of a foreign Joint Venture to receive cash in lieu of any Plan Award or shares of Stock that would otherwise have been granted to or delivered to such Participant under the Plan, in such amount as the Committee may determine in its sole discretion. In addition, prior to payment of any Plan Award that is otherwise payable in Stock, the Committee may determine to pay the Plan Award in whole or in part in cash of equal value. The value of such Plan Award on the date of distribution shall be determined in the same manner as the fair market value of the Stock pursuant to paragraph (b) of Article 13.

Article 8. Payment of Plan Awards and Conditions Thereon

8.(a) Effect of Competitive Activity. Anything contained in the Plan to the contrary notwithstanding, if the employment of any Participant shall terminate, for any reason other than death, while any Plan Award to such Participant is outstanding hereunder, and such Participant has not yet received the Stock covered by such Plan Award or otherwise received the full benefit of such Plan Award, such Participant, if otherwise entitled thereto, shall receive such Stock or benefit only if, during the entire period from the date of such Participant’s termination to the date of such receipt, such Participant shall have earned out such Plan Award by (i) making himself or herself available, upon request, at reasonable times and upon a reasonable basis, to consult with, supply information to and otherwise cooperate with the Company or any subsidiary thereof with respect to any matter that shall have been handled by him or her or under his or her supervision while he or she was in the employ of the Company or of any subsidiary thereof, and (ii) refraining from engaging in any activity that is directly or indirectly in competition with any activity of the Company or any subsidiary thereof.

(b) Nonfulfillment of Competitive Activity Conditions: Waivers Under the Plan. In the event of a Participant’s nonfulfillment of any condition set forth in paragraph (a) of this Article 8 such Participant’s rights under any Plan Award shall be forfeited and cancelled forthwith; provided, however, that the nonfulfillment of such condition by a Participant who at any time shall have been a Section 16 Person may at any time (whether before, at the time of or subsequent to termination of employment) be waived by the Committee upon its determination that in its sole judgment there shall not have been and will not be any substantial adverse effect upon the Company or any subsidiary thereof by reason of the nonfulfillment of such condition. With respect to any other Participant, such waiver may be granted by the Committee or any delegee of the Committee upon its determination that in its sole judgment there shall not have been and will not be any substantial adverse effect upon the Company or any subsidiary thereof by reason of the nonfulfillment of such condition.

(c) Effect of Inimical Conduct. Anything contained in the Plan to the contrary notwithstanding, all rights of a Participant under any Plan Award shall cease on and as of the date on which it has been determined by the Committee that such Participant at any time (whether before or subsequent to termination of such Participant’s employment) acted in a manner inimical to the best interests of the Company or any subsidiary thereof.

(d) Tax and Other Withholding. Prior to any distribution of cash, Stock or Other Stock-Based Awards (including payments under paragraph (d) of Article 4) to any Participant, appropriate arrangements (consistent with the Plan and any rules adopted hereunder) shall be made for the payment of any taxes and other amounts required to be withheld by federal, state, or local law. The Company has no duty to design its compensation policies in a manner that minimizes an individual’s tax liabilities, including tax liabilities arising as a result of any distribution of cash, Stock or Other Stock-Based Awards (including payments under paragraph (d) of Article 4 and paragraph (d) of Article  5) under the Plan. No claim shall be made against the Plan relating to tax liabilities arising from employment with the Company and/or any compensation or benefit arrangements sponsored or maintained by the Company, including this Plan.

(e) Substitution. The Committee, in its sole discretion, may substitute a Plan Award (except ISOs) for another Plan Award or Plan Awards of the same or different type.

(f) Recoupment. Notwithstanding any other provision herein, Plan Awards (including any Shares or other amounts, property or benefits arising from Plan Awards) shall be subject to any recoupment, “clawback” or similar provisions of applicable law, as well as any recoupment or “clawback” policies of the Company that may be in effect from time to time.

Article 9. Effect of Termination of Service on Plan Awards

9.(a) Effect of Termination of Service on Plan Awards. Subject to the provisions of Article 8, and unless otherwise determined by the Committee in its sole discretion and as may be determined in any individual case, the provisions of this Article 9 shall apply with respect to a Participant’s Plan Awards upon such Participant’s Termination of Service unless the applicable Stock Option Agreement or other agreement or document relating to any Plan Award specifies otherwise or local law or regulation requires otherwise. Notwithstanding anything to the contrary herein, except in the case of Termination of Service due to death, all unvested Plan Awards that are subject to a retention period specified in any agreement relating to such Plan Award shall be forfeited and cancelled at the time of Termination of Service if that Termination of Service occurs before the applicable retention period has been met.

(b) Definitions. For purposes of this Article 9, the following terms shall have the following meanings:

(1) “Termination of Service” shall mean the cessation of a Participant’s employment or service relationship with the Company or a subsidiary or Joint Venture such that the Participant is determined by the Company to no longer be an employee, consultant or advisor of the Company, a subsidiary or a Joint Venture, as applicable; provided, however, that, unless the Company determines otherwise, such cessation of the Participant’s employment or service relationship with the Company, a subsidiary or a Joint Venture, where the Participant’s employment or services for the Company continues at another subsidiary or Joint Venture, shall not be deemed a cessation of employment or service that would constitute a Termination of Service; provided, further, that a Termination of Service shall be deemed to occur for a Participant employed by a subsidiary or Joint Venture when the subsidiary or Joint Venture ceases to be a subsidiary or Joint Venture unless such Participant’s employment or service continues with the Company or another subsidiary or Joint Venture.

(2) “Retirement” shall mean (a) for a U.S. Participant hired or rehired prior to January 1, 2004, that the Participant has met the minimum age and service requirements for early or normal retirement under the Company’s General Retirement Plan, (b) for a U.S. Participant hired or rehired on or after January 1, 2004, that the Participant is at least age 55 with ten or more years of continuous service or is age of 65 or older with five or more years of continuous service and (c) for a non-U.S. Participant, that the Participant has met the requirements for “Retirement” as determined by the Company or law for the applicable region.

(3) “Six-Month Requirement” shall mean (a) in the case of PSUs, that the Participant has remained in the employ of, or in a service relationship with, the Company until the later of (i) the date of expiration of the period of six months following the commencement of the applicable Performance Period (or such other period as the Committee may specify) or (ii) the date six months following the applicable date of grant; (b) in the case of Plan Awards other than PSUs, Options and Stock Appreciation Rights, that the Participant has remained in the employ of, or in a service relationship with, the Company until at least the date six months following the applicable date of grant and (c) in the case of Options and Stock Appreciation Rights, that the Participant has remained in the employ of, or in a service relationship with, the Company for six months following the date of the applicable Stock Option Agreement under the Plan between such Participant and the Company.

(c) Effect of Termination of Service on PSUs, Restricted Stock Units and Other Stock-Based Awards.

(1) Termination of Service by Death or Death Following Termination of Service. All unvested Restricted Stock Units and Other Stock-Based Awards that are subject only to time-based vesting and that have met the Six-Month Requirement and are held by a Participant at the time of death, shall immediately vest, except to the extent that the Committee decides to prorate any unvested Restricted Stock Unit or Other Stock-Based Award based on the number of full months that the Participant was employed during the applicable vesting period. All unvested PSUs that have met the Six-Month Requirement and are held by a Participant at the time of death shall remain in effect, except to the extent that the Committee decides to prorate any Final Award or unvested Plan Award based on the number of full months that the Participant was employed during the applicable Performance Period or vesting period. Such Plan Awards, and any related shares of Stock awarded to the Participant but not yet issued, and any such shares thereafter issuable with respect to such Plan Award, shall be transferred or issued and delivered to the beneficiary designated pursuant to Article 11 or, if no such designation is in effect, to the executor or administrator of the estate of such Participant, free of all restrictions. All PSUs, Restricted Stock Units and Other Stock-Based Awards that have not met the Six-Month Requirement at the time of the Participant’s death shall be forfeited and cancelled.

(2) Termination of Service by Retirement or Disability. All unvested PSUs, Restricted Stock Units and Other Stock-Based Awards that have met the Six-Month Requirement, are not subject to retention requirements, and are held by a Participant at the time of Retirement or Termination of Service due to disability shall remain unaffected, and vest or receive Final Awards in accordance with the applicable Plan Award’s normal schedule, except to the extent that the Committee decides to prorate any Final Award or unvested Plan Award based on the number of full months that the Participant was employed during the applicable performance period or vesting period. All PSUs, Restricted Stock Units and Other Stock-Based Awards that have not met the Six-Month Requirement at the time of the Participant’s Retirement shall be forfeited and cancelled.

(3) Termination of Service by Sale or Other Disposition. In the event of a Participant’s Termination of Service by reason of a sale or other disposition (including, without limitation, a transfer to a Joint Venture) of the division, operation or subsidiary in which such Participant was employed or to which such Participant was assigned, all unvested PSUs, Restricted Stock Units and Other Stock-Based Awards that were granted at least three months prior to the Termination of Service, and any shares of Stock or Restricted Stock Units issued or credited in the name of such Participant as a Final Award relating to PSUs that were granted at least three months prior to the Termination of Service, shall remain unaffected, and vest or receive Final Awards in accordance with the applicable Plan Award’s normal schedule, except to the extent that the Committee decides to prorate a Final Award or unvested Plan Award based on the number of full months that the Participant was employed during the applicable Performance Period or vesting period. All PSUs, Restricted Stock Units and Other Stock-Based Awards that were granted less than three months prior to the Termination of Service by sale or other disposition shall be forfeited and cancelled.

(4) Other Terminations of Service. In the event of a Participant’s Termination of Service for any reason not specified in paragraphs (c)(1), (2) or (3) of this Article 9, regardless of the reason for such Termination of Service and regardless of whether such termination is with or without cause and voluntary or involuntary, all unvested or unissued Plan Awards (including any PSUs that remain in a Performance Period) shall be forfeited and cancelled unless the Committee shall grant an appropriate waiver.

(d) Effect of Termination of Service on Options and Stock Appreciation Rights.

(1) Termination of Service by Reason of Retirement, Disability or Death. In the event of a Participant’s Termination of Service by reason of Retirement, disability or death, if the Six-

Month Requirement is met, all such Participant’s rights under any applicable Stock Option Agreement shall continue in effect or continue to accrue for the period ending on the date ten years from the date of grant of any Option (or such shorter period as the Committee may specify), subject to any limitations on the exercise of such rights in effect at the date of exercise and, in the event of the Participant’s death prior to such date, to the provisions of paragraph (d)(5) of this Article 9.

(2) Termination of Service by Sale or Disposition. If a Participant’s employment with the Company shall be terminated at any time by reason of a sale or other disposition (including, without limitation, a transfer to a Joint Venture) of the division, operation or subsidiary in which such Participant was employed or to which such Participant was assigned, all such Participant’s rights under any Option and any related Stock Appreciation Right granted to him or her shall continue in effect, and all such Participant’s rights under such Options shall become immediately vested, and continue to accrue until the date five years after the date of such termination or such earlier or later date as the Committee may specify (but not later than the date ten years from the date of grant of any Option), provided such Participant shall satisfy both of the following conditions: (a) such Participant, at the date of such termination, had remained in the employ of the Company for at least three months following the grant of such Option and Stock Appreciation Right, and (b) such Participant continues to be or becomes employed in such division, operation or subsidiary following such sale or other disposition and remains in such employ until the date of exercise of such Option or Stock Appreciation Right (unless the Committee shall waive this condition (b)).

Upon termination of such Participant’s employment with such (former) division, operation or subsidiary following such sale or other disposition, any then existing right of such Participant to exercise any such Option or Stock Appreciation Right shall be subject to the following limitations: (x) if such Participant’s employment is terminated by reason of disability, death or Retirement, such Participant’s rights shall continue as provided in the preceding sentence with the same effect as if his or her employment had not terminated; (y) if such Participant’s employment is terminated by reason of discharge, release in the best interest of the Company or voluntary quit, such Participant’s rights shall terminate on the date of such termination of employment and all rights under such Option and Stock Appreciation Right shall cease; and (z) if such Participant's employment is terminated for any reason other than a reason set forth in the preceding clauses (x) and (y), such Participant shall have the right, within three months after such termination, to exercise such Option or Stock Appreciation Right to the extent that it or any installment thereof shall have accrued at the date of such termination and shall not have been exercised, subject in the case of any such termination to any limitations on the exercise of such Option and Stock Appreciation Right in effect at the date of exercise.

(3) Termination of Service by Reason of Discharge, Release in the Best Interest of the Company, or Voluntary Quit. If a Participant’s employment with the Company shall be terminated at any time by reason of discharge, release in the best interest of the Company or voluntary quit, the Participant’s right to exercise such Option or Stock Appreciation Right shall terminate on the date of such termination of employment and all rights thereunder shall cease.

(4) Other Terminations of Service. If, on or after the date that any Option or Stock Appreciation Right shall first have become exercisable, a Participant’s employment with the Company shall be terminated for any reason not specified in paragraphs (d)(1), (2) or (3) of this Article 9, such Participant shall have the right, within three months after such termination, to exercise such Option or Stock Appreciation Right to the extent that it or any installment thereof shall have accrued at the date of such termination of employment and shall not have been exercised, subject to any limitations on the exercise of such Option or Stock Appreciation Right in effect at the date of exercise.

(5) Death after Termination of Service. If a Participant shall die within the applicable period specified in paragraph (d)(1), (2), or (4) of this Article 9, the beneficiary designated pursuant to Article 11 or, if no such designation is in effect, the executor or administrator of the estate of the decedent or the person or persons to whom the Option or Stock Appreciation Right shall have been validly transferred by the executor or administrator pursuant to will or the laws of descent and distribution shall have the right within the same period of time as the period during which the Participant would have been entitled to exercise such Option or Stock Appreciation Right (except that (a) in the case of a Participant to whom paragraph (d)(4) of this Article 9 applies, such Participant’s Option or Stock Appreciation Right may be exercised only to the extent that it or any installment thereof shall have accrued at the date of death and shall not have been exercised; and (b) the period of time within which any Option or Stock Appreciation Right shall be exercisable following the date of the Participant’s death shall not be less than one year (unless the Option by its terms expires earlier)), subject to the provision that no Option or related Stock Appreciation Right shall be exercised under any circumstances beyond ten years from the date of grant of such Option, and to any other limitation on the exercise of such Option or Stock Appreciation Right in effect at the date of exercise. No transfer of an Option or Stock Appreciation Right by the Participant, other than by filing a written designation of beneficiary pursuant to Article 11, shall be effective to bind the Company unless the Company shall have been furnished with written notice of such transfer and a copy of the will and/or such other evidence as the Committee may deem necessary to establish the validity of the transfer. No transfer shall be effective without the acceptance by the designated beneficiary or other transferee of the terms and conditions of such Option or Stock Appreciation Right.

(e) Waiver of Forfeiture and Cancellation Provisions. With respect to any Participant who at any time shall have been a Section 16 Person, a waiver of any forfeiture or cancellation provision in this Article 9 may be granted by the Committee upon its determination that in its sole judgment there shall not have been and will not be any substantial adverse effect upon the Company or any subsidiary thereof by reason of the applicable Termination of Service. With respect to any other Participant, such waiver may be granted by the Committee or any delegee of the Committee upon its determination that in its sole judgment there shall not have been and will not be any substantial adverse effect upon the Company or any subsidiary thereof by reason of the applicable Termination of Service.

Article 10. Non-Transferability of Plan Awards; Restrictions on Disposition and Exercise of Plan Awards

10.(a) Restrictions on Transfer of Rights or Final Awards. (i) No PSU or (ii) until the expiration of the applicable Restriction Period, no shares of Stock or Restricted Stock Units covered by any Final Award determined under paragraph (c) of Article 4, shall be transferred, pledged, assigned or otherwise disposed of by a Participant, except as permitted by the Plan, without the consent of the Committee, otherwise than by will or the laws of descent and distribution; provided, however, that the Committee may permit, on such terms as it may deem appropriate, use of Stock included in any Final Award as partial or full payment upon exercise of an Option under the Plan or a stock option under any other stock option plan of the Company prior to the expiration of the Restriction Period relating to such Final Award.

(b) Restrictions on Transfer of Options or Stock Appreciation Rights. Unless the Committee determines otherwise, no Option or related Stock Appreciation Right shall be transferable by a Participant otherwise than by will or the laws of descent and distribution, and during the lifetime of a Participant the Option or Stock Appreciation Right shall be exercisable only by such Participant or such Participant’s guardian or legal representative.

(c) Restrictions on Transfer of Certain Other Stock-Based Awards. Unless the Committee determines otherwise, no Other-Stock Based Award which constitutes an option or similar right shall be transferable by a Participant otherwise than by will or the laws of descent and distribution, and during the lifetime of a Participant any such Other-Stock Based Award shall be exercisable only by such Participant or such Participant’s guardian or legal representative.

Article 11. Designation of Beneficiaries

11. Anything contained in the Plan to the contrary notwithstanding, a Participant may file with the Company or its designee a written designation of a beneficiary or beneficiaries under the Plan (subject to applicable law and such limitations as to the classes and number of beneficiaries and contingent beneficiaries and such other limitations as the Committee from time to time may prescribe), subject to the provisions of Article 9. A Participant may designate as beneficiary or beneficiaries under the Plan a person or persons on any beneficiary designation form approved by the Company or its designee. A Participant may from time to time revoke or change any such designation of beneficiary. Any designation of beneficiary under the Plan shall be controlling over any other disposition, testamentary or otherwise; provided, however, that if the Committee shall be in doubt as to the entitlement of any such beneficiary to any PSU, Final Award, Option, Stock Appreciation Right or Other Stock-Based Award, the Committee may determine to recognize only the legal representative of such Participant, in which case the Company, the Committee and the members thereof shall not be under any further liability to anyone. In the event of the death of any Participant, the term “Participant” as used in the Plan shall thereafter be deemed to refer to the beneficiary designated pursuant to this Article 11 or, if no such designation is in effect, the executor or administrator of the estate of such Participant, unless the context otherwise requires.

Article 12. Merger, Consolidation, Stock Dividends, Etc.

12.(a) Adjustments. In the event of any merger, consolidation, reorganization, stock split, stock dividend or other event affecting Stock, an appropriate adjustment shall be made in the total number of shares available for Plan Awards and in all other provisions of the Plan that include a reference to a number of shares, and in the numbers of shares covered by, and other terms and provisions of, outstanding Plan Awards.

(b) Committee Determinations. The foregoing adjustments and the manner of application of the foregoing provisions shall be determined by the Committee in its sole discretion. Any such adjustment may provide for the elimination of any fractional share which might otherwise become subject to a Plan Award.

Article 13. Acceleration of Payment, Modification of Plan Awards and Fair Market Value of Plan Awards

13.(a) Acceleration of Payment, Modification of Plan Awards. Notwithstanding any other provision of the Plan, the Committee, in the event of the death of a Participant or in any other circumstance, may accelerate distribution of any Plan Award in its entirety or in a reduced amount, in cash or in Stock, or modify any Plan Award, in each case on such basis and in such manner as the Committee may determine in its sole discretion.

(b) Fair Market Value. The term “fair market value” shall mean the fair market value of the Stock on a particular day, as determined by the Committee as follows: (i) the closing price at which Stock shall have been reported on the New York Stock Exchange or, if no sales of Stock occur on the date in question, the closing price on the last preceding date on which there was a sale of the Stock on such market, (ii) if the Stock is not listed on the New York Stock Exchange but is traded on another national securities exchange or in an over-the-counter market, the last sales price (or, if there is no last sales price reported, the average of the closing bid and asked prices) for the Stock on that particular date, or on the last preceding date on which there was a sale of Stock on that exchange or market: or (iii) if the Stock is neither listed on a national securities exchange nor traded in an over-the-counter market, the price as determined in good faith by the Committee

Article 14. Rights as a Stockholder

14. A Participant shall not have any rights as a stockholder with respect to any share covered by any Plan Award until such Participant shall have become the holder of record of such share.

Article 15. Term, Amendment, Modification, Termination of the Plan, and Code
Section 409A

15.(a) Term. The Plan shall terminate on May 1, 2028, except with respect to Plan Awards then outstanding.

(b) Amendment, Modification and Termination. The Board of Directors, upon recommendation of the Committee, at any time may amend, modify or terminate the Plan, and the Committee at any time may amend or modify the Plan; provided, however, that no such action of the Board of Directors or the Committee, without approval of the stockholders, may (a) increase the total number of shares of Stock with respect to which Plan Awards may be granted under the Plan, (b) extend the term of the Plan as set forth in paragraph (a) of this Article 15, (c) permit any member of the Committee or any committee or other person operating pursuant to authority delegated by the Committee to approve the issuance of any Plan Awards to themselves, (d) delete or limit the prohibition against cash buyouts for or repricing of Options or Stock Appreciation Rights contained in paragraph (g) of Article 6, or (e) otherwise modify the Plan in a manner that requires approval of the stockholders under applicable law or the rules of the New York Stock Exchange, or any other stock market or exchange on which the Stock is principally quoted or traded.

(c) Code Section 409A. All Plan Awards are intended to be exempt from, or in compliance with, Code Section 409A, and the regulations issued thereunder, and the Plan is to be construed accordingly. The Company reserves the right to take such action as the Company deems necessary or desirable to ensure Plan Awards are exempt from, or comply with, as applicable, Code Section 409A, and the regulations issued thereunder. Notwithstanding the foregoing, any employee or beneficiary receiving a distribution of cash, Stock, or Other Stock-Based Award shall be responsible for any taxes related to such distribution, including any taxes under Code Section 409A.

Article 16. Indemnification and Exculpation

16.(a) Indemnification. Each person who is or shall have been a member of the Board of Directors or of the Committee or of any committee of the Board of Directors administering the Plan or of any committee appointed by the foregoing committees shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be or become a party or in which such person may be or become involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by such person in settlement thereof (with the Company’s written approval) or paid by such person in satisfaction of a judgment in any such action, suit or proceeding, except a judgment in favor of the Company based upon a finding of such person’s lack of good faith; subject, however, to the condition that, upon the institution of any claim, action, suit or proceeding against such person, such person shall in writing give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person’s behalf. The foregoing right of indemnification shall not be exclusive of any other right to which such person may be entitled as a matter of law or otherwise, or any power that the Company may have to indemnify or hold such person harmless.

(b) Exculpation. Each member of the Board of Directors or of the Committee or of any committee of the Board of Directors administering the Plan or any committee appointed by the foregoing committees, and each officer and employee of the Company, shall be fully justified in relying or acting in good faith upon any information furnished in connection with the administration of the Plan by any appropriate person or persons other than such person. In no event shall any person who is or shall have been a member of the Board of Directors or of the Committee or of any committee of the Board of Directors administering the Plan or of any committee appointed by the foregoing committees, or an officer or employee of the Company, be held liable for any determination made or other action taken or any omission to act in reliance upon any such information, or for any action (including the furnishing of information) taken or any failure to act, if in good faith.

Article 17. Expenses of Plan

17. The entire expense of offering and administering the Plan shall be borne by the Company and its participating subsidiaries.

Article 18. Finality of Determinations

18. Each determination, interpretation, or other action made or taken pursuant to the provisions of the Plan by the Board of Directors or the Committee or any committee of the Board of Directors administering the Plan or any committee appointed by the foregoing committees shall be final and shall be binding and conclusive for all purposes and upon all persons, including, but without limitation thereto, the Company, the stockholders, the Committee and each of the members thereof, and the directors, officers, and employees of the Company and its subsidiaries, the Participants, and their respective successors in interest.

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